Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Gaucho Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Share (2)(3)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	457	(c)	1,666,667	(3)	$1.53	$2,550,001	$110.20 per $1,000,000	$281.02

Total Offering Amounts							$2550,001		$281.02
Total Fees Previously Paid									–
Total Fee Offsets									–
Net Fee Due									$281.02

(1)	Represents 1,666,667 shares of Common Stock that are issuable pursuant to a purchase agreement with the selling stockholder named herein. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)	The proposed maximum offering price per share of Common Stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such Common Stock.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) of the shares of Common Stock on the basis of the closing price per share as reported on the Nasdaq Exchange on December 15, 2022.